INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the Registration Statement of Boomers’ Cultural Development, Inc. on Form SB-2 of our Independent Auditors’ Report, dated April 6, 2004, on the balance sheet of Boomers’ Cultural Development, Inc. as at February 29, 2004 and the related statements of loss, cash flows, and stockholders’ equity for the period from inception, February 5, 2004, to February 29, 2004.

Vancouver, Canada

“Morgan & Company”

August 10, 2004

Chartered Accountants